EXHIBIT 99.1

Regency Centers Reports Second Quarter 2017 Results

JACKSONVILLE, FL. (August 3, 2017) - Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended June 30, 2017.

Second Quarter 2017 Highlights

•	Net Income Attributable to Common Stockholders (“Net Income”) of $0.28 per diluted share.

•	NAREIT Funds From Operations (“NAREIT FFO”) of $0.84 per diluted share and Core Funds From Operations (“Core FFO”) of $0.93 per diluted share.

•
Same property Net Operating Income (“NOI”) as adjusted, which reflects adjustments for the Equity One merger, excluding termination fees, increased 3.2% as compared to the same period in the prior year.

•	As of June 30, 2017, the total portfolio was 95.0% leased while the same property portfolio was 95.9% leased.

•	Spaces less than 10,000 square feet (“Small Shops”) were 92.1% leased, a 30 basis point increase sequentially.

•	Executed 1.7 million square feet of new and renewal leases on a comparable basis, resulting in 9.4% blended rent spreads.

•	Started one ground-up development project and three redevelopment projects representing a total investment of approximately $105 million.

•	As of June 30, 2017, a total of 29 properties were in development or redevelopment representing a combined investment of more than $600 million.

•	Completed the re-opening of two tranches of senior unsecured notes: $175 million 3.6% notes due 2027 and $125 million 4.4% notes due 2047.

•	Retired approximately $112 million of loans secured by mortgages with interest rates ranging from 7.0% to 7.8%.

”Our exceptional portfolio of best-in-class shopping centers continues to thrive, as evidenced by our year-to-date same property NOI growth of 3.5% and occupancy levels at nearly 96%,” said Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “Located in the country’s most desirable markets, leasing demand for conveniently located, well merchandised centers, such as ours, remains solid allowing us to continue to execute on operating fundamentals and drive sustainable long term growth.”

Financial Results

Regency reported Net Income for the second quarter of $48.4 million, or $0.28 per diluted share compared to Net Income of $34.8 million, or $0.35 per diluted share, for the same period in 2016. For the six months ended June 30, 2017 Net Income was $15.1 million, or $0.10 per diluted share, compared to $82.7 million, or $0.84 per diluted share, for the same period in 2016.

The Company reported NAREIT Funds From Operations (“NAREIT FFO”) for the second quarter of $143.6 million, or $0.84 per diluted share, compared to $79.7 million, or $0.81 per diluted share, for the same

EXHIBIT 99.1

period in 2016. For the six months ended June 30, 2017 NAREIT FFO was $177.8 million, or $1.19 per diluted share, compared to $164.1 million, or $1.67 per diluted share, for the same period in 2016.

Core Funds From Operations (“Core FFO”) for the second quarter was $158.2 million, or $0.93 per diluted share, compared to $81.0 million, or $0.82 per diluted share, for the same period in 2016. For the six months ended June 30, 2017 Core FFO was $272.5 million, or $1.83 per diluted share, compared to $159.8 million, or $1.63 per diluted share for the same period in 2016.

Operating Results

Second quarter Same property NOI as adjusted, excluding termination fees, increased 3.2% compared to the same period in 2016. This growth included a 70 basis point positive impact from redevelopments. Please note that for purposes of evaluating Same Property NOI on a comparative basis, and in light of the merger with Equity One on March 1, 2017, we are presenting our Same Property NOI as adjusted, which is on a pro forma basis as if the merger had occurred January 1, 2016. Please refer to the Company’s supplemental package for additional details.

As of June 30, 2017, Regency’s wholly owned portfolio plus its pro-rata share of co-investment partnerships was 95.0% leased, and its same property percent leased was 95.9%, a decrease of 10 basis points sequentially and a decrease of 20 basis points from the same period in 2016 when adjusted for the current same property pool. Within the same property portfolio, Small Shops were 92.1% leased, an increase of 30 basis points sequentially and an increase of 80 basis points from the same period in 2016 when adjusted for the current same property pool.

Regency executed 1.7 million square feet of comparable new and renewal leases during the quarter at blended rent spreads of 9.4%. Rent spreads on new and renewal leases were 13.5% and 8.7%, respectively.

Investments

Property Transactions

During the quarter, the Company sold one wholly owned property and one co-investment property, for a combined gross sales price of $25.1 million. Regency’s share of the gross sales price was $7.1 million.

Developments and Redevelopments

During the quarter, the Company started the development of Mellody Farm, a 252,000 square foot center located in the Chicago metro area with total estimated net development costs of $97.4 million. This center will be co-anchored by Whole Foods Market, Nordstrom Rack, HomeGoods, and REI; and benefit from strong three mile demographics including average household incomes of $130,000. Anchors are estimated to open in the fourth quarter of 2018.

At quarter end, the Company had 29 properties in development or redevelopment with combined, estimated net development costs of more than $600 million. In-process development projects were a combined 47% funded and 77% leased, and expected to yield an average return of 7.3%.

Balance Sheet

Debt Offering

During the quarter and as previously announced, Regency completed the sale of two tranches of senior unsecured notes: $175 million 3.6% notes due 2027 (the “2027 Notes”) and $125 million 4.4% notes due 2047 (the “2047 Notes”). Both the 2027 Notes and the 2047 Notes have the same terms and are of the

EXHIBIT 99.1

same series as the two tranches of senior unsecured notes the Company issued on January 26, 2017. Regency now has a total of $525 million 2027 Notes and $425 million 2047 Notes outstanding.

Proceeds from the June 30, 2017, offering were used to retire approximately $112 million of loans secured by mortgages with interest rates ranging from 7.0% to 7.8% on various properties, and to reduce the outstanding balance on the Company’s line of credit. The remaining proceeds will be used to redeem all outstanding 6.0% Series 7 preferred shares on August 23, 2017.

Preferred Redemption

As previously announced, Regency will redeem all of the issued and outstanding 6.0% Series 7 cumulative redeemable preferred shares (the “Preferred Stock”). The 3,000,000 shares of Preferred Stock will be redeemed on August 23, 2017 (the “Redemption Date”). The redemption price for the Preferred Stock will be $25.22083 per share, which is equal to $25.00 plus accrued and unpaid dividends to, but excluding, the Redemption Date. The aggregate amount paid to redeem the Preferred Stock will be $75.7 million.

2017 Guidance

The Company has updated certain components of its 2017 earnings guidance. These changes are summarized below. Please refer to the Company’s second quarter 2017 supplemental information package for a complete list of updates.

Full Year 2017 Guidance
	Previous Guidance	Updated Guidance
Net Income per diluted share	$0.67 - $0.77	$0.68 - $0.74
NAREIT FFO per diluted share	$3.00 - $3.10	$2.97 - $3.03
Core FFO per diluted share	$3.60 - $3.68	$3.62 - $3.68

Dividend

On August 2, 2017, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.53 per share. The dividend is payable on August 30, 2017 to shareholders of record as of August 16, 2017.

Conference Call Information

To discuss Regency’s second quarter results, the Company will host a conference call on Friday, August 4, 2017 at 11:00 a.m. ET. Dial-in and webcast information is listed below.

Second Quarter Conference Call
Date:	August 4, 2017
Time:	11:00 a.m. ET
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investor Relations
Replay

Webcast Archive:     Investor Relations page under Webcasts

EXHIBIT 99.1

Non-GAAP Disclosure

The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as it believes these measures improve the understanding of the Company's operational results. Regency manages its entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, the Company believes presenting its pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs' operating results to the Company's more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered a substitute measure of cash flows from operations. Core FFO is an additional performance measure used by Regency as the computation of NAREIT FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from NAREIT FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur. The Company provides a reconciliation of NAREIT FFO to Core FFO.

EXHIBIT 99.1

Reconciliation of Net Income to NAREIT FFO and Core FFO - Actual (in thousands)

For the Periods Ended June 30, 2017 and 2016	Three Months Ended		Year to Date
	2017	2016	2017	2016
Net Income Attributable to Common Stockholders	$48,368	34,810	$15,144	82,687
Adjustments to reconcile to NAREIT Funds From Operations(1):
Depreciation and amortization (excluding FF&E)	100,144	48,130	167,589	95,546
Provision for impairment to operating properties	—	—	—	659
Gain on sale of operating properties	(5,054)	(3,308)	(5,065)	(14,949)
Exchangeable operating partnership units	104	64	85	150
NAREIT Funds From Operations	$143,562	79,696	$177,753	164,093

NAREIT Funds From Operations	$143,562	79,696	177,753	164,093
Adjustments to reconcile to Core Funds From Operations(1):
Acquisition pursuit and closing costs	110	1,056	137	1,813
Development pursuit costs	(74)	395	318	620
Gain on sale of land	(2,446)	(148)	(2,850)	(7,258)
Provision for impairment to land	—	—	—	512
(Gain) loss on derivative instruments and hedge ineffectiveness	(6)	1	(14)	3
Early extinguishment of debt	12,404	14	12,404	14
Merger related costs	4,676	—	74,408	—
Merger related debt offering interest	—	—	975	—
Preferred redemption costs	$—	—	$9,369	—
Core Funds From Operations	$158,226	81,014	$272,500	159,797

Weighted Average Shares For Diluted Earnings per Share	170,421	98,218	148,931	98,075
Weighted Average Shares For Diluted FFO and Core FFO per Share	170,743	98,372	149,170	98,229

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests.

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Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of income from operations to pro-rata same property NOI.

Reconciliation of Net Income to Pro-Rata Same Property NOI as adjusted - Actual (in thousands)

For the Periods Ended June 30, 2017 and 2016	Three Months Ended		Year to Date
	2017	2016	2017	2016
Net Income Attributable to Common Stockholders	$48,368	34,810	$15,144	82,687
Less:
Management, transaction, and other fees	(6,601)	(6,140)	(13,307)	(12,904)
Gain on sale of real estate	(4,366)	(548)	(4,781)	(13,417)
Other(1)	(15,064)	(3,584)	(23,262)	(7,492)
Plus:
Depreciation and amortization	92,230	40,299	152,284	79,015
General and administrative	16,746	16,350	34,419	32,649
Other operating expense, excluding provision for doubtful accounts	5,697	1,945	76,643	3,846
Other expense (income)	46,924	23,799	73,026	49,764
Equity in income of investments in real estate excluded from NOI (2)	12,377	12,008	26,710	21,797
Net income attributable to noncontrolling interests	680	568	1,332	1,003
Preferred stock dividends and issuance costs	1,125	5,266	12,981	10,531
NOI	198,116	124,773	351,189	247,479

Less non-same property NOI (4)	(9,279)	(4,114)	(16,007)	(6,775)
Plus same property NOI for non-ownership periods of Equity One(1)	—	62,330	43,005	125,508

Same Property NOI	$188,837	182,989	$378,187	366,212

Same Property NOI without termination fees	$188,813	182,886	$377,928	365,311

Same Property NOI without termination fees or redevelopments	$167,703	163,538	$335,605	326,242

(1) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, and interest expense.

(3) Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.
(4) Refer to page 2 of the Company's second quarter 2017 supplemental package for Same Property NOI detail for the non-ownership periods of Equity One.

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the SEC and, therefore, remain subject to adjustment.

EXHIBIT 99.1

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO - Guidance

	Full Year
NAREIT FFO and Core FFO Guidance:	2017
Net income attributable to common stockholders	$0.68	0.74
Adjustments to reconcile net income to NAREIT FFO:
Depreciation and amortization	2.32	2.32
Gain on sale of operating properties	(0.03)	(0.03)
NAREIT Funds From Operations	$2.97	3.03

Adjustments to reconcile NAREIT FFO to Core FFO:
Acquisition pursuit and closing costs	0.01	0.01
Development pursuit costs	0.01	0.01
Gain on sale of land	(0.02)	(0.02)
Early extinguishment of debt	0.08	0.08
Merger related costs	0.49	0.49
Preferred redemption costs	0.08	0.08
Core Funds From Operations	$3.62	3.68

The Company has published forward-looking statements and additional financial information in its first quarter 2017 supplemental information package that may help investors estimate earnings for 2017. A copy of the Company’s first quarter 2017 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-Q for the quarter ended March 31, 2017. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.